EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 16, 2016, with respect to the consolidated financial statements, schedule and internal control over financial reporting in the Annual Report of VOXX International Corporation on Form 10-K for the year ended February 29, 2016. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Voxx International Corporation on Forms S-8 (File No. 333-138000, File No. 333-184365) and on Forms S-3 (File No. 333-187427).

/s/ GRANT THORNTON LLP
Melville, New York
June 20, 2016